    As filed with the Securities and Exchange Commission on August 29, 2001
                                                   Registration No. 333-________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           CONCUR TECHNOLOGIES, INC.
            (Exact Name of Registrant as Specified in Its Charter)

           Delaware                                               91-1608052
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                             6222 185th Avenue NE
                          Redmond, Washington  98052
         (Address of Principal Executive Offices, including Zip Code)

                          1998 Equity Incentive Plan
                       1998 Employee Stock Purchase Plan
                       1998 Directors Stock Option Plan
                           (Full Title of the Plans)

                                S. Steven Singh
                     President and Chief Executive Officer
                           Concur Technologies, Inc.
                             6222 185th Avenue NE
                          Redmond, Washington  98052
                                (425) 702-8808
           (Name, Address and Telephone Number of Agent For Service)

                                  Copies to:

                             Horace L. Nash, Esq.
                           Nicholas S. Khadder, Esq.
                              Fenwick & West LLP
                             Two Palo Alto Square
                         Palo Alto, California  94306

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
                                                         Proposed Maximum
                                                        Offering Price Per      Proposed Maximum
      Title of Securities            Amount to be           Share ($)          Aggregate Offering          Amount of
        to be Registered              Registered                                    Price ($)          Registration Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock
 Par value $0.001 per share             1,503,695 (1)        $1.135 (2)            $1,706,694                $427.00
-------------------------------------------------------------------------------------------------------------------------

(1) Additional shares that became available for issuance as of January 1, 2001 under the 1998 Employee Stock Purchase Plan and as of January 19, 2001 under the 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan.

(2) Estimated pursuant to Rule 457(c) solely for the purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices for a share reported on the Nasdaq National Market on August 23, 2001.

                           Concur Technologies, Inc.
                      REGISTRATION STATEMENT ON FORM S-8

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
------   ---------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated into this registration statement by reference:

     (a) our most recent annual report on Form 10-K filed with the Commission;

     (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the document referred to in (a) above; and

     (c) the description of our common stock contained in our registration statement on Form 8-A filed under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a),13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-------  -------------------------

     Not applicable; the class of securities to be offered is registered under
Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.
------   --------------------------------------

     The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Fenwick & West LLP, Palo Alto, California. Attorneys at Fenwick & West LLP own approximately 3,700 shares of our common stock.

Item 6.  Indemnification of Directors and Officers and Limitation of Liability.
------   ---------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and executive officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred arising under the Securities Act.

     Our certificate of incorporation includes a provision that eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to us or our stockholders;

     . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     . under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

     . for any transaction from which the director derived an improper personal benefit.

     In addition, as permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

     . we are required to indemnify our directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

     . we are permitted to indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law;

     . if a director or executive officer agrees to repay us, we must advance his or her expenses with respect to a legal proceeding for which indemnification is determined to be unavailable, subject to limited exceptions;

     . the rights conferred in the bylaws are not exclusive; and

     . we may not retroactively amend the bylaw provisions relating to indemnity.

     Our policy is to enter into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that we will indemnify and hold harmless our directors and executive officers to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding (subject to limited exceptions) on account of their services as our directors, officers, employees or agents or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at our request.

     The indemnification provision in the bylaws, and the indemnity agreements may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

     As authorized by our bylaws, we have obtained directors and officers liability insurance.

     We entered into underwriting agreements with investment banks and certain of our stockholders in connection with our initial public offering and secondary public offering pursuant to which the underwriters agreed to indemnify us, our directors and executive officers against certain liabilities, including liabilities arising under the Securities Act. We have also entered into merger agreements under which the parties to those agreements have agreed to indemnify us and our directors, officers, employees and controlling persons against specified liabilities, including liabilities arising under the Securities Act.

     Likewise, stockholders exercising registration rights under our Third Amended and Restated Investors' Rights Agreement, as amended, have agreed to indemnify us, our directors and our officers who sign the registration statement against certain liabilities including liabilities arising under the Securities Act.

     See also the undertakings set out in response to Item 9.

     Reference is made to the following documents regarding relevant indemnification provisions described above and elsewhere herein:

     . Amended and Restated Certificate of Incorporation (see Exhibit 4.01).

     . Bylaws (see Exhibit 4.02).

     . Form of Indemnity Agreement (incorporated by reference to Exhibit 10.06 to our registration statement on Form S-1 (File No. 333-62299) filed with the Commission on August 26, 1998, as subsequently amended).

Item 7.  Exemption from Registration Claimed.
------   -----------------------------------

     Not applicable.

Item 8.  Exhibits.
------   --------

                                                                                 Incorporated by Reference
                                                                                 -------------------------
Exhibit                                                                                   Date of         Exhibit       Filed
 Number                   Exhibit Description                   Form      File No.     First Filing       Number       Herewith
-------                   -------------------                   ----      --------     ------------       -------      --------
  4.01    Registrant's Amended and Restated Certificate of
          Incorporation, as filed with Delaware Secretary of     S-8     333-70455        01/12/99           4.03
          State on December 24, 1998.

  4.02    Registrant's Amended and Restated Bylaws, as
          amended on April 17, 2001.                             8-K            --        04/23/01            3.1

  4.03    Specimen Stock Certificate representing shares
          of Registrant's Common Stock.                          S-1     333-62299        08/26/98           4.01

  4.04    Third Amended and Restated Information
          and Registration Rights Agreement dated May 26,        8-K            --        06/01/99            2.1
          1999.

  4.05    Amendment to Third Amended and Restated
          Information and Registration Rights Agreement
          dated March 23, 2000.                                 10-K           --        12/29/00            4.03

  4.06    Registrant's Amended 1998 Equity Incentive Plan,
          as amended on January 19, 2001.                       10-Q           --        05/15/01           10.01

  4.07    Registrant's 1998 Employee Stock Purchase Plan
          and related documents.                                 S-1     333-62299       08/26/98           10.03

  4.08    Registrant's Amended 1998 Directors Stock Option
          Plan, as amended on January 19, 2001 and
          March 8, 2001.                                        10-Q           --        05/15/01           10.02

  5.01    Opinion of Fenwick & West LLP as to legality of
          securities being registered.                                                                                    X

 23.01    Consent of Fenwick & West LLP (included in
          Exhibit 5.01).                                                                                                  X

 23.02    Consent of Ernst & Young LLP, Independent
          Auditors.                                                                                                       X

 24.01    Power of Attorney (see page 5 of this
          registration statement).                                                                                        X

Item 9.  Undertakings.
------   ------------

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, state of Washington, on this 29th day of August, 2001.

                                       Concur Technologies, Inc.

                                       By: /s/ S. Steven Singh
                                           -------------------------------------
                                           S. Steven Singh
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints S. Steven Singh and Stephen A. Yount, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                      Date
---------                                      -----                      ----
Principal Executive Officer:

/s/ S. Steven Singh              President, Chief Executive Officer  August 29, 2001
-------------------------------  and Chairman of the Board
S. Steven Singh

Principal Financial and
Principal Accounting Officer:

/s/ John F. Adair                Chief Financial Officer             August 29, 2001
-------------------------------
John F. Adair

Directors:

/s/ Michael W. Hilton            Director                            August 29, 2001
-------------------------------
Michael W. Hilton

/s/ Norman A. Fogelsong          Director                            August 29, 2001
-------------------------------
Norman A. Fogelsong

/s/ Michael J. Levinthal         Director                            August 29, 2001
-------------------------------
Michael J. Levinthal

/s/ Russell P. Fradin            Director                            August 29, 2001
-------------------------------
Russell P. Fradin

/s/ William P. Hannon            Director                            August 29, 2001
-------------------------------
William P. Hannon

                                 Exhibit Index
                                 -------------

                                                                                       Incorporated by Reference
                                                                                       -------------------------
Exhibit                                                                                   Date of           Exhibit      Filed
 Number                    Exhibit Description                    Form     File No.     First Filing        Number      Herewith
-------                    -------------------                    ----     --------     ------------        -------     --------
  5.01    Opinion of Fenwick & West LLP as to legality of
          securities being registered.                                                                                     X

 23.01    Consent of Fenwick & West LLP (included in
          Exhibit 5.01).                                                                                                   X

 23.02    Consent of Ernst & Young LLP, Independent
          Auditors.                                                                                                        X

 24.01    Power of Attorney (see page 5 of this
          registration statement).                                                                                         X